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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this Registration Statement on Form S-1 (Registration No. 333-4278) of our reports dated April 19, 1996, on the consolidated financial statements of ANSYS, Inc. and Subsidiaries as of December 31, 1994 and 1995 and for the period from March 14, 1994 (date of acquisition) through December 31, 1994 and for the year ended December 31, 1995; and combined financial statements of Swanson Analysis Systems, Inc. for the year ended December 31, 1993 and for the period January 1, 1994 through March 13, 1994. We also consent to the reference to the firm under the caption "Experts."

/s/ Coopers & Lybrand LLP

600 Grant Street
Pittsburgh, Pennsylvania

June 19, 1996